EXHIBIT 99.1

Spectrum Brands Announces Completion of Cash Tender Offer and Satisfaction and Discharge of Indenture

MADISON, Wis.--(BUSINESS WIRE)--Mar. 29, 2012-- Spectrum Brands Holdings, Inc. (NYSE: SPB) and Spectrum Brands, Inc. ("Spectrum Brands") today announced the completion of Spectrum Brands’ cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 12% Senior Subordinated Toggle Notes due 2019 (the "Notes").  The Tender Offer expired at midnight, New York City time, on March 28, 2012 (the “expiration date”).  Spectrum Brands received tenders from the holders of $231,509,247, or approximately 94.48%, of its outstanding Notes, of which $87,856 principal amount was tendered between the consent expiration at 5:00 p.m., New York City time, on March 14, 2012 and the expiration date.  Spectrum Brands has accepted for purchase all Notes which were validly tendered prior to the expiration date.

In addition, Spectrum Brands announced that it has deposited sufficient funds in trust with the Trustee under the indenture governing the Notes (the “Indenture”) to satisfy and discharge the Notes and the Indenture, and the Trustee has acknowledged such satisfaction and discharge.  Notwithstanding the satisfaction and discharge of the Notes and the Indenture, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money will survive.  Spectrum Brands has instructed the Trustee to redeem the remaining $13,521,401 aggregate principal amount of Notes at a price of $1,060 per $1,000 principal amount of Notes, plus accrued and unpaid interest, on or about August 28, 2012.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries. With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the information regarding the terms of the tender offer, the satisfaction and discharge and redemption  and other information described above, related transactions, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our substantial outstanding indebtedness (including the restrictions contained therein) on our business, financial condition and results of operations, and our ability to manage and otherwise comply with our covenants with respect to such indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions, (12) the cost and effect of threatened or pending litigation or governmental proceedings, changes in governmental regulations, or changes in accounting policies applicable to our business, (13) adverse changes in capital market conditions, and (14) various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q for Spectrum Brands, Inc. We also caution the reader that our estimates of trends, market share, retail consumption of our products and reasons for changes in such consumption are based solely on limited data available to us and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Source: Spectrum Brands, Inc.

Spectrum Brands, Inc.
Dave Prichard, 608.278.6141